Exhibit 10.10
Astec Industries Inc.

PERFORMANCE-BASED
RESTRICTED STOCK UNIT AWARD CERTIFICATE
(Return On Invested Capital)

Non-transferable

G R A N T T O

_______________ ________________
(“Grantee”)

by Astec Industries, Inc. (the “Company”) of Restricted Stock Units (the “Units”) representing the right to receive, on a one-for-one basis, shares of the Company’s $0.20 par value common stock (“Shares”), pursuant to and subject to the provisions of the Astec Industries, Inc. 2025 Equity Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award certificate (this “Certificate”).

The number of Units subject to this award is [__] (the “Target Award”).

Depending on the Company's Return on Invested Capital (as such is defined in Section 1 of this Agreement) for the three fiscal-year period beginning January 1, 20__ and ending December 31, 20__ (the "Performance Period"), and Grantee's continued employment with the Company or its Affiliates through _______, Grantee may earn and vest in between 0% and 200% of the Target Award, subject to the terms and conditions of this Agreement and as set forth in Exhibit A.

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Certificate and the Plan.

IN WITNESS WHEREOF, Astec Industries Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed as of the Grant Date.

ASTEC INDUSTRIES, INC. By: ____________________________________________ Its: Authorized Representative	Grant Date: Accepted by Grantee: _______________________________

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TERMS AND CONDITIONS

1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, for purposes of this Certificate, “Return on Invested Capital” means the ratio of net operating profit after tax and invested capital.

2. Earning and Vesting of Units.

(1)Units Earned During Performance Period. The Units have been credited to a bookkeeping account on behalf of Grantee and do not represent actual Shares of common stock. The Units represent the right to earn and vest in between 0% and 200% of the Target Award, payable in Shares of common stock on the Vesting Date (as defined below), depending on the Company’s level of achievement of performance goals relating to average Return on Invested Capital for Performance Period in accordance with Exhibit A, and (ii) either (A) Grantee’s continued employment with the Company or its Affiliates through _________ or (B) Grantee’s Retirement (as defined below) during the Performance Period, subject to the Grantee signing a separation agreement with the Company in the form established by the Company and continuing to comply with the provisions thereof (which may include, among other things, non-competition, non-solicitation, confidentiality and non-disparagement covenants). As soon as practical following the Performance Period, the Compensation Committee (the “Committee”) shall determine and certify (i) the Company’s level of achievement of the average Return on Invested Capital goals during the Performance Period, and (ii) the number of Units that were earned based on such measure, provided, that in the event of Grantee’s Retirement, the number of Units earned shall be prorated by multiplying the result by a fraction, the numerator of which is the number of whole days elapsed in the Performance Period prior to Grantee’s Retirement and the denominator of which is 1,095. For purposes of this Certificate, “Retirement” means a Participant’s termination of employment with the Company or an Affiliate after attaining age 65 and with the Committee’s approval where at least 6 months’ notice of termination has been provided by the Participant.

1.Units Earned Upon Certain Employment Terminations. In the event that (i) Grantee’s employment is terminated during the Performance Period due to death or Disability, or (ii) Grantee’s employment is terminated during the Performance Period without Cause or Grantee resigns for Good Reason, in either case within one year after the effective date of a Change in Control in which the Units were assumed by the surviving entity or otherwise equitably converted or substituted, the Units shall be deemed to have been earned at: (A) 100% of the Target Award if the termination occurs during the first year of the Performance Period, and (B) a percentage of the Target Award based on actual performance through the termination, as determined by the Committee, if the termination occurs during the second or third year of the Performance Period. Performance through the termination shall be determined based on completed years in the Performance Period.

1.Units Earned Upon Change in Control. In the event of a Change in Control during the first year of the Performance Period in which the Units are not assumed by the surviving entity or otherwise equitably converted or substituted, Grantee shall be deemed to have earned 100% of the Target Award. In the event of a Change in Control during the second or third year of the Performance Period in which the Units are not assumed by the surviving entity or otherwise equitably converted or substituted, Grantee shall be deemed to have earned a percentage of the Target Award based on actual performance through the Change in Control, as determined by the Committee. Performance through the Change in Control shall be determined based on completed years in the Performance Period.

1.Vesting of Units. Any Units that are earned pursuant to Section 2(a), 2(b) or 2(c) above shall vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):

(1)_________, provided that Grantee has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such date or in the event of Grantee’s Retirement during the Performance Period, or

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1.the termination of Grantee’s employment under circumstances described in Section 2(b) above, or

1.the occurrence of a Change in Control in which the Units are not assumed by the surviving entity or otherwise equitably converted or substituted, provided Grantee has continued in the employment of the Company, its Affiliates, and/or its Subsidiaries through such date.

Any Units that are not earned during the Performance Period in accordance with the terms set forth above will be forfeited to the Company without further consideration or any act or action by Grantee. If Grantee’s employment with the Company or an Affiliate or Subsidiary terminates prior to the Vesting Date for any reason other than due to Grantee’s Retirement or as described in Section 2(b) above, Grantee shall forfeit all right, title and interest in and to the earned Units as of the date of such termination and the Units will be forfeited to the Company without further consideration or any act or action by Grantee.

3. Conversion to Shares. Unless the Units are forfeited prior to the Vesting Date as provided in section 2 above, the Units will be converted to actual Shares (one Share per vested Unit) after the Vesting Date as soon as practicable (and no later than 30 days) after the Vesting Date (the “Conversion Date”). Stock certificates evidencing the conversion of Units into Shares of common stock will be registered on the books of the Company in Grantee’s name (or in street name to Grantee’s brokerage account) as of the Conversion Date and delivered to Grantee, in certificated or uncertificated form, as soon as practical thereafter.

4. Rights as Shareholder. Grantee shall not have voting or any other rights as a shareholder of the Company with respect to the Units. Upon conversion of the Units into shares of Stock, Grantee will obtain full voting and other rights as a stockholder of the Company.

5. Dividend Equivalents. If any dividends or other distributions are paid with respect to the Company’s Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Units shall be converted into additional Units in Grantee’s name, based on the Fair Market Value of the Stock as of the date such dividends or distributions were payable, and such additional Units shall be subject to the same forfeiture and transfer restrictions and deferral terms as apply to the Units with respect to which they relate. Upon conversion of the Units into shares of Stock at the Conversion Date or any applicable deferral termination date, Grantee will obtain full voting and other rights as a shareholder of the Company.

6. Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated or made subject to any lien, obligation or liability of Grantee to any other party other than the Company or an Affiliate. Except as otherwise provided in the Plan, the Units may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.

7. No Right of Continued Service. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

8. Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Units. Unless the Committee determines otherwise, the withholding requirement shall be satisfied by withholding from the settlement of the Units Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates or Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9. Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any securities exchange or similar self-regulatory organization or under any federal or state securities law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

10. Plan Controls. The terms contained in the Plan shall be and are hereby incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. Without

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limiting the foregoing, the terms and conditions of the Units, including the number of shares and the class or series of capital stock which may be delivered upon settlement of the Units, are subject to adjustment as provided in Article 15 of the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

11. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

12. Compensation Recoupment Policy. The Units and any Stock issued thereunder shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.

13. Notices. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Astec Industries, Inc., 1725 Shepherd Road, Chattanooga, Tennessee 37421; Attention: LTIP Plan Administrator, or any other address designated by the Company with notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

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EXHIBIT A

The Units will be earned, in whole or in part, based on the Company's average Return on Invested Capital over the Performance Period, based on the following table.

Performance Matrix for Average Return on Invested Capital

Degree of Performance Attainment	Return on Invested Capital Targets	Percentage of Weighted Target Award Earned *
Maximum	[__]%	200%
Target	[__]%	100%
Threshold	[__]%	50%
Below Threshold	<[__]%	0%

*Payouts between performance levels will be determined based on straight line interpolation.

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